Filed Pursuant to Rule 424(b)(5)
Registration No. 333-141729

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Maximum Aggregate	Amount of
Securities to be Registered	Offering Price	Registration Fee
Senior Debt Securities of Pfizer	$13,500,000,000	$753,300(1)

(1)	The registration fee of $753,300 is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 30, 2007)

Pfizer Inc.
$1,250,000,000 FLOATING RATE NOTES DUE 2011
$3,500,000,000 4.45% NOTES DUE 2012
$3,000,000,000 5.35% NOTES DUE 2015
$3,250,000,000 6.20% NOTES DUE 2019
$2,500,000,000 7.20% NOTES DUE 2039

The floating rate notes will mature on March 15, 2011, the 2012 notes will mature on March 15, 2012, the 2015 notes will mature on March 15, 2015, the 2019 notes will mature on March 15, 2019, and the 2039 notes will mature on March 15, 2039. We refer to the 2012 notes, the 2015 notes, the 2019 notes and the 2039 notes collectively as the fixed rate notes, and the fixed rate notes and the floating rate notes collectively as the notes. The notes will be our senior unsecured debt obligations and will not have the benefit of any sinking fund. Interest on the floating rate notes will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on June 15, 2009. Interest on the fixed rate notes will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2009. The fixed rate notes of each series are redeemable in whole or in part at our option as set forth in this prospectus supplement.

Investing in the notes involves risks. See “Forward Looking Information and Risk Factors” on page S-3 of this prospectus supplement and “Risk Factors” on page 14 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any other securities regulator has approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering	Underwriting
	Price(1)	Discount

Per Floating Rate Note	100%	0.250%
Total	$1,250,000,000	$3,125,000
Per 2012 Note	99.863%	0.300%
Total	$3,495,205,000	$10,500,000
Per 2015 Note	99.875%	0.350%
Total	$2,996,250,000	$10,500,000
Per 2019 Note	99.899%	0.450%
Total	$3,246,717,500	$14,625,000
Per 2039 Note	99.942%	0.875%
Total	$2,498,550,000	$21,875,000

(1)	Plus accrued interest from March 24, 2009, if settlement occurs after that date.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company for the accounts of its direct participants, including Clearstream Banking, Société Anonyme and the Euroclear Bank S.A./N.V., against payment in New York, New York on or about March 24, 2009.

Joint Book-Running Managers
Banc of America Securities LLC
Barclays Capital
Citi
Goldman, Sachs & Co.
J.P. Morgan
Credit Suisse
Deutsche Bank Securities
RBS Greenwich Capital
HSBC
Mitsubishi UFJ Securities
UBS Investment Bank
Santander Investment

Co-Managers

Banca IMI	Daiwa Securities America Inc.	Mediobanca — S.p.A.	MIZUHO SECURITIES USA INC.	RBC Capital Markets
Scotia Capital	SOCIETE GENERALE	Loop Capital Markets, LLC	Ramirez & Co., Inc.	The Williams Capital Group, L.P.

March 17, 2009

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus are not an offer to sell or buy any securities in any jurisdiction where it is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale of notes made under these documents, will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus supplement or the accompanying prospectus or that the information contained or incorporated by reference is correct as of any time subsequent to the date of such information. Our business, financial condition, results of operation and prospects may have changed since those dates.

References in this prospectus supplement to “Pfizer,” “we,” “us” and “our” are to Pfizer Inc. and its consolidated subsidiaries unless otherwise stated or the context so requires.

FORWARD LOOKING INFORMATION AND RISK FACTORS

The information contained in this prospectus supplement is accurate only as of the date hereof, and will not be updated as a result of new information or future events or developments.

This prospectus supplement and the accompanying prospectus contain some forward-looking statements that set forth anticipated results based on management’s plans and assumptions. From time to time, we also provide forward-looking statements in other materials we release to the public, as well as oral forward-looking statements. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target”, “forecast” and similar expressions in connection with any discussion of future operating or financial performance or business plans or prospects. In particular, these include statements relating to future actions, business plans and prospects, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, interest rates, foreign exchange rates, the outcome of contingencies, such as legal proceedings, and financial results.

We cannot guarantee that any forward-looking statement will be realized. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Also note that we provide cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our businesses in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. These are factors that, individually or in the aggregate, may cause our actual results to differ materially from expected and historical results. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider those factors to be a complete discussion of all potential risks or uncertainties.

Risks Related to this Offering

There are no trading markets for the notes, which could limit their market prices or your ability to sell them.  The notes are new issues of debt securities, which will not be listed on any securities exchange and for which there currently are no trading markets. As a result, we cannot provide any assurances that any markets will develop for the notes or that you will be able to sell your notes. If any of the notes are traded after their initial issuance, they may trade at discounts from their initial offering prices. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the markets for similar securities, general economic conditions and our financial condition, performance and prospects. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time.

The notes are unsecured and will be effectively junior to secured indebtedness that we may incur in the future.  The notes will be unsecured unsubordinated debt of Pfizer. Holders of any secured debt that we may incur in the future may foreclose on the assets securing such debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the notes. Holders of secured debt also would have priority over unsecured creditors in the event of our bankruptcy, liquidation or similar proceeding. As a result, the notes will be effectively junior to any secured debt that we may issue in the future.

After the completion of this offering, under the circumstances described in this prospectus supplement, the notes may have the benefit of a guarantee by one or several subsidiaries of Pfizer. Federal and state statutes allow courts, under specific circumstances, to void subsidiary guarantees and require noteholders to return payments received from any guarantor. After the completion of this offering, under the circumstances described under “Description of Notes — Certain Covenants” in this prospectus supplement, one or more of our subsidiaries will, if such circumstances are met, guarantee the full and unconditional payment of all of Pfizer’s obligations under the notes. Although we cannot assure you that such a guarantee will ever be entered into, you should note that under U.S. federal bankruptcy law or comparable provisions of state fraudulent transfer law, a subsidiary’s guarantee of obligations of its parent could be voided, or claims in respect of that guarantee could be subordinated to the other debts of the subsidiary guarantor, if, among other things, such subsidiary guarantor, at the time it incurred the obligation evidenced by its guarantee (a) received less than reasonably equivalent value or fair consideration therefor and (b) either (i) was insolvent or rendered insolvent by reason of such occurrence, (ii) was engaged in a business or transaction for which its assets constituted unreasonably small capital or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature. In that case, under applicable U.S. federal bankruptcy law or state fraudulent transfer law, the payment of amounts by a subsidiary guarantor pursuant to its guarantee could be voided and required to be returned to it, or to a fund for its benefit.

The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, a subsidiary guarantor would be considered insolvent if (a) the sum of its debts, including contingent liabilities, were greater than the saleable value of its assets, all at a fair valuation, (b) the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature or (c) it could not pay its debts as they become due. To the extent a guarantee is voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the notes would not have any claim against a subsidiary guarantor and would be creditors solely of us.

This offering is not conditioned upon the closing of the Wyeth acquisition.  As previously disclosed, on January 26, 2009, we announced that we had entered into a definitive merger agreement under which we will acquire Wyeth in a cash-and-stock transaction valued on that date at $50.19 per share, or a total of $68 billion. We expect the transaction to close at the end of the third quarter or during the fourth quarter of 2009, subject to regulatory approvals, a stockholder vote and customary closing conditions. This offering is not conditioned on the closing of the Wyeth acquisition and is not subject to an escrow arrangement or a mandatory redemption feature in the event that the Wyeth acquisition is not consummated.

Financial and other information related to the Wyeth acquisition has not been reviewed by the SEC.  On March 13, 2009, we filed a Current Report on Form 8-K that includes historical financial information of Wyeth and unaudited pro forma financial information that gives effect, as described therein, to the Wyeth acquisition. In connection with the Wyeth acquisition, we also plan to file a Registration Statement on Form S-4 that will include such information and other important information about the acquisition. The historical financial information, unaudited pro forma financial information and disclosures regarding the Wyeth acquisition have not been reviewed by the SEC. In connection with any review by the SEC of the Form 8-K or other SEC filings related to the Wyeth acquisition, we may be required to make changes to the information included therein.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the fiscal years ended December 31, 2004 through 2008 are set forth below. For the purpose of computing these ratios, “earnings” consist of income from continuing operations before provision for taxes on income, minority interests and cumulative effect of a change in accounting principle less minority interests and less undistributed earnings (losses) of unconsolidated subsidiaries adjusted for fixed charges, excluding capitalized interest. “Fixed charges” consist of interest expense, (which includes amortization of debt discount and expenses), capitalized interest and, one-third of rental expense which we believe to be a conservative estimate of an interest factor in our leases. It is not practicable to calculate the interest factor in a material portion of our leases. The ratio was calculated by dividing the sum of the fixed charges into the sum of the earnings from continuing operations before taxes and fixed charges.

	Year Ended December 31,
	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges	14.9x	16.7x	20.4x	17.9x	26.9x

USE OF PROCEEDS

We expect to receive net proceeds of approximately $13,426,097,500 (after deducting underwriting commissions but before deducting expenses of the offering). We will use the net proceeds for general corporate purposes, including to fund a portion of the purchase price of the Wyeth acquisition and the refinancing of existing debt. We may temporarily invest funds that are not immediately needed for these purposes in short-term marketable securities.

DESCRIPTION OF NOTES

Each series of notes is a series of debt securities described in the accompanying prospectus. Reference should be made to the accompanying prospectus for a detailed summary of additional provisions of the notes and of the indenture dated as of January 30, 2001 between Pfizer and The Bank of New York Mellon, formerly known as The Bank of New York, as successor to JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, as trustee, under which the notes are issued, as supplemented by the first supplemental indenture to be dated as of March 24, 2009 between Pfizer Inc. and The Bank of New York Mellon, formerly known as The Bank of New York, as successor to JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, as trustee. The following description is a summary of selected portions of the indenture and the first supplemental indenture. It does not restate the indenture and the first supplemental indenture and those documents, not this description, define your rights as a holder of the notes.

Principal, Maturity and Interest

The floating rate notes will initially be limited to $1,250,000,000 aggregate principal amount, the 2012 notes will initially be limited to $3,500,000,000 aggregate principal amount, the 2015 notes will initially be limited to $3,000,000,000 aggregate principal amount, the 2019 notes will initially be limited to $3,250,000,000 aggregate principal amount, and the 2039 notes will initially be limited to $2,500,000,000 aggregate principal amount. The floating rate notes will mature on March 15, 2011, the 2012 notes will mature on March 15, 2012, the 2015 notes will mature on March 15, 2015, the 2019 notes will mature on March 15, 2019 and the 2039 notes will mature on March 15, 2039. We will issue the notes in denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000.

The floating rate notes will bear interest at a floating rate equal to LIBOR plus 1.95% per annum, as disclosed under “— Interest — Floating Rate Notes.” Interest on the floating rate notes will accrue from and including March 24, 2009, to, but excluding, the first interest payment date and then from and including the immediately preceding interest payment date to which interest has been paid or duly provided for to, but excluding, the next interest payment date or maturity date, as the case may be. We refer to each of these periods as an “interest period.” The amount of accrued interest that we will pay for any interest period can be calculated by multiplying the face amount of the floating rate notes then outstanding by an accrued interest factor. This accrued interest factor is computed by adding the interest factor calculated for each day from March 24, 2009, or from the last date we paid interest to you, to the date for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360. We will make interest payments on the floating rate notes quarterly in arrears on each March 15, June 15, September 15 and December 15, beginning June 15, 2009.

Interest on the 2012 notes will accrue at the annual rate of 4.45%, interest on the 2015 notes will accrue at the annual rate of 5.35%, interest on the 2019 notes will accrue at the annual rate of 6.20% and interest on the 2039 notes will accrue at the annual rate of 7.20%. Interest on the fixed rate notes will accrue from and including March 24, 2009, and is payable on March 15 and September 15 of each year, commencing September 15, 2009. Interest on the fixed rate notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

We will make each interest payment to the holders of record of fixed rate notes at the close of business on the fifteenth calendar day preceding the relevant interest payment date.

The trustee, through its corporate trust office in the Borough of Manhattan, City of New York (in such capacity, the “paying agent”) will act as our paying agent with respect to the notes. Payments of principal, interest and premium, if any, will be made by us through the paying agent to DTC as described under “— Book-Entry System”.

Interest — Floating Rate Notes

The interest rate on the floating rate notes will be calculated by The Bank of New York Mellon, as calculation agent, and will be equal to LIBOR plus 1.95%. The calculation agent will set the initial interest rate on March 24, 2009 and reset the interest rate on each interest payment date, each of which we refer to as an “interest reset date”. The second London business day preceding an interest reset date will be the “interest determination date” for that interest reset date. The interest rate in effect on each day that is not an interest reset date will be the interest rate determined as of the interest determination date pertaining to the immediately preceding interest reset date. The interest rate in effect on any day that is an interest reset date will be the interest rate determined as of the interest determination date pertaining to that interest reset date.

“LIBOR” will be determined by the calculation agent in accordance with the following provisions:

(a) With respect to any interest determination date, LIBOR will be the rate for deposits in United States dollars having a maturity of three months commencing on the first day of the applicable interest period that appears on Reuters Page LIBOR01 as of 11:00 a.m., London time, on that interest determination date. If, on an interest determination date, such rate does not appear on Reuters Page LIBOR01 as of 11:00 a.m., London time, or if Reuters Page LIBOR01 is not available on such date, the calculation agent will obtain such rate from Bloomberg L.P.’s page “BBAM.” If no rate appears on Reuters Page LIBOR01 or Bloomberg L.P. page BBAM as of approximately 11:00 a.m., London time, on such interest determination date, LIBOR for that interest determination date will be determined in accordance with the provisions described in (b) below.

(b) With respect to an interest determination date on which no rate appears on Reuters Page LIBOR01 or Bloomberg L.P. page BBAM, as specified in (a) above, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent (after consultation with us), to provide the calculation agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in The City of New York, on the interest determination date by three major banks in The City of New York selected by the calculation agent (after consultation with us) for loans in United States dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If, however, the banks selected by the calculation agent are not providing quotations in the manner described by the previous sentence, LIBOR determined as of that interest determination date will be LIBOR in effect on that interest determination date.

“Reuters Page LIBOR01” means the display designated on page LIBOR01 by Reuters Group plc (or such other page as may replace the LIBOR01 page on that service (or any successor service) or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

All percentages resulting from any calculation of the interest rate on the floating rate notes will be rounded to the nearest one hundred-thousandth of a percentage point with five one millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on the floating rate notes will be rounded to the nearest cent (with one-half cent being rounded upward). Each calculation of the interest rate on the floating rate notes by the calculation agent will (in the absence of manifest error) be final and binding on the noteholders and us.

So long as any of the floating rate notes remains outstanding, there will at all times be a calculation agent. Initially, The Bank of New York Mellon will act as calculation agent. If that bank is unable or unwilling to continue to act as the calculation agent or if it fails to calculate properly the interest rate on the floating rate notes for any interest period, we will appoint another leading commercial or investment bank engaged in the London interbank market to act as calculation agent in its place. The calculation agent may not resign its duties without a successor having been appointed. We will make each interest payment to the holders of record of floating rate notes at the close of business on the fifteenth calendar day preceding each interest payment date. The trustee, through its corporate trust once in the Borough of Manhattan, City of New York (in such capacity, the “paying agent”) will act as our paying agent with respect to the floating rate notes. Payments of principal, interest and premium, if any, will be made by us through the paying agent to DTC.

Ranking

The notes will be senior unsecured general obligations of Pfizer and will rank equally with all other senior unsecured and unsubordinated indebtedness of Pfizer from time to time outstanding. If any of our subsidiaries guarantees the notes pursuant to the covenant described under “— Certain Covenants,” any such guarantee will rank equally in right of payment with the guarantee of other debt by such subsidiary that gives rise to the obligation to guarantee the notes.

No Listing

The notes will not be listed on any national securities exchange or be quoted on any automated dealer quotation system.

Certain Covenants

The following restrictive covenants will apply to each series of the notes being offered in this offering. We may also elect to have these covenants apply to any other series of debt securities issued pursuant to the indenture. See “— Certain Definitions” below for the definitions of the defined terms used in these covenants.

Limitations on Liens

Pfizer shall not, and shall not permit any Subsidiary of Pfizer to, create, assume or suffer to exist any Lien (an “Initial Lien”), other than Permitted Liens, on any Restricted Property to secure any Debt of Pfizer or any Subsidiary of Pfizer unless it has made or will make effective provision whereby the notes and any other debt securities of any series issued pursuant to the indenture and having the benefit of this covenant will be secured by such Lien equally and ratably with (or prior to) all other Debt secured by such Lien. Any Lien created for the benefit of the holders of the notes and any other debt securities of any series issued pursuant to the indenture and having the benefit of this covenant shall provide by its terms that such Lien will be automatically released and discharged upon the release and discharge of the applicable Initial Lien.

Limitations on Sale Leaseback Transactions

Pfizer shall not, and shall not permit any Subsidiary of Pfizer to, enter into any Sale and Leaseback Transaction covering any Restricted Property unless:

(a) pursuant to the covenant described under “— Limitations on Liens” above, it would be entitled to incur Debt secured by a Lien on such Restricted Property in a principal amount equal to the Value of such Sale and Leaseback Transaction without equally and ratably securing the notes and any other debt securities of any series issued pursuant to the indenture and having the benefit of this covenant; or

(b) Pfizer or any Subsidiary of Pfizer, during the six months following the effective date of the Sale and Leaseback Transaction, applies an amount equal to the Value of such Sale and Leaseback Transaction to the voluntary retirement of long-term Debt of Pfizer or any Subsidiary of Pfizer or to the acquisition of one or more Restricted Properties.

Because the definition of Restricted Property covers only manufacturing facilities in the continental United States, our manufacturing facilities in Puerto Rico and elsewhere in the world are excluded from the operation of the covenants described above. There are currently no Liens on, or any Sale and Leaseback Transactions covering, any property that would potentially qualify as Restricted Property that would require the notes and any other debt securities of any series issued pursuant to the indenture and having the benefit of these covenants to be secured equally and ratably with (or prior to) Debt secured by such Lien. As a result, we do not keep records identifying which of our properties, if any, would qualify as Restricted Property and we believe that we have few, if any, properties that would qualify as Restricted Property.

Subsidiary Guarantees

If following the closing date of this offering any Subsidiary of Pfizer that is a Significant Subsidiary guarantees any Debt of Pfizer in excess of the greater of (a) $1,000,000,000 and (b) 2.0% of Pfizer’s Consolidated Net Tangible Assets measured as of the end of the most recent quarter for which financial statements are available, in each case, in the aggregate for all such guarantees by such Subsidiary, then Pfizer shall cause such Subsidiary, within 30 days, to (A) execute and deliver to the trustee a supplemental indenture in form reasonably satisfactory to the trustee pursuant to which such Subsidiary shall fully and unconditionally guarantee all of Pfizer’s obligations under the notes and the indenture and (B) deliver to the trustee an opinion of counsel to the effect that (i) such supplemental indenture and guarantee of the notes has been duly executed and authorized and (ii) such supplemental indenture and guarantee of the notes constitutes a valid, binding and enforceable obligation of such Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity. Any such guarantee of the notes shall be pari passu in right of payment with the guarantee giving rise to the obligation to guarantee the notes.

Any guarantee of the notes provided by such Subsidiary pursuant to this section shall provide by its terms that such guarantee shall be automatically and unconditionally released and discharged and the holders of the notes will be deemed to have consented to such release without any action on the part of the trustee or any holder of the notes in the following circumstances:

(a) in the case of any guarantee that resulted from this section, upon such Subsidiary ceasing to guarantee any Debt of Pfizer (other than under the notes) in an amount equal to or greater than the amount required for the giving of such guarantee;

(b) upon the sale or other disposition (including by way of consolidation or merger), in one transaction or a series of related transactions, of a majority of the total Voting Stock of such Subsidiary (provided that, after giving effect to such transaction, such Subsidiary is either (1) no longer a Significant Subsidiary of Pfizer or (2) no longer guarantees any Debt of Pfizer (other than under the notes) in an amount equal to or greater than the amount required for the giving of such guarantee);

(c) upon the sale, transfer or disposition of all or substantially all the assets of such Subsidiary (provided that, after giving effect to such transaction, such Subsidiary is either (1) no longer a Significant Subsidiary of Pfizer or (2) no longer guarantees any Debt of Pfizer (other than under the notes) in an amount equal to or greater than the amount required for the giving of such guarantee);

(d) upon the liquidation or dissolution of such Subsidiary; or

(e) upon such Subsidiary ceasing to be a Significant Subsidiary of Pfizer.

At the request of Pfizer, the trustee will execute and deliver any documents, instructions or instruments evidencing such release.

The obligations of such Subsidiary under any subsidiary guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

If the bridge facility that we entered into in connection with the Wyeth acquisition is funded, we are required to cause Wyeth to guarantee our obligations under the bridge facility. If Wyeth or any other subsidiary becomes a guarantor under the bridge facility, it also must guarantee our revolving credit facility. In addition, the revolving credit facility requires that if any of our other subsidiaries guarantees specified indebtedness, it must guarantee the revolving credit facility. Accordingly, if the bridge loan is funded and Wyeth guarantees the bridge loan, we also will be required to cause Wyeth to guarantee our revolving credit facility and the notes.

Definitions

Set forth below are certain of the defined terms used in the indenture.

“Consolidated Net Tangible Assets” means the total amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and (2) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent balance sheet of Pfizer and its consolidated subsidiaries and determined in accordance with generally accepted accounting principles.

“Debt” of any Person means (a) all obligations of such Person for borrowed money, or evidenced by bonds, debentures, notes or other similar instruments (other than any such obligations to the extent that (i) the liability of such Person is limited solely to the property or asset financed by such obligations or (ii) such obligations result from the requirement to return collateral posted to such Person by a counterparty pursuant to one or more hedging contracts or other similar risk management contracts) and (b) all Debt of others guaranteed by such Person.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interests.

“Lien” means, with respect to any property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property.

“Permitted Liens” means

(a) Liens existing on the date of the first supplemental indenture or Liens existing on facilities of any Person at the time it becomes a Subsidiary of Pfizer;

(b) Liens existing on manufacturing facilities when acquired, or incurred to finance the purchase price, construction or improvement thereof;

(c) any Lien arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation;

(d) Liens securing Debt of a Subsidiary of Pfizer owed to Pfizer or another Subsidiary of Pfizer;

(e) extensions, renewals or replacements in whole or part of any Lien referred to in clauses (a) through (d); and

(f) Liens on any Restricted Property not described in clauses (a) through (e) above securing Debt that, together with (i) the aggregate amount of all other outstanding Debt secured by all other Liens on Restricted Property not described in clauses (a) through (e) above and (ii) the aggregate amount of Value in respect of all Sale and Leaseback Transactions that would otherwise be prohibited by the covenant described under “— Limitation on Sale and Leaseback Transactions” above, do not exceed 15% of Pfizer’s Consolidated Net Tangible Assets measured as of the end of the most recent quarter for which financial statements are available.

“Person” means an individual, a corporation, a company, a voluntary association, a partnership, a trust, a joint venture, a limited liability company, an unincorporated organization, or a government or any agency, instrumentality or political subdivision thereof.

“Restricted Property” means:

(a) any manufacturing facility (or portion thereof) owned or leased by Pfizer or any Subsidiary of Pfizer and located within the continental United States that, in the good faith opinion of Pfizer’s Board of Directors (or a committee thereof), is of material importance to Pfizer’s business taken as a whole, but no such manufacturing facility (or portion thereof) shall be deemed of material importance if its gross book value of property, plant and equipment (before deducting accumulated depreciation) is less than 2% of Pfizer’s Consolidated Net Tangible Assets measured as of the end of the most recent quarter for which financial statements are available; or

(b) any Equity Interests of any Subsidiary of Pfizer owning a manufacturing facility (or a portion thereof) covered by clause (a).

As used in this definition, “manufacturing facility” means property, plant and equipment used for actual manufacturing and for activities directly related to manufacturing such as quality assurance, engineering, maintenance, staging areas for work in process administration, employees, eating and comfort facilities and manufacturing administration, and it excludes sales offices, research facilities and facilities used only for warehousing, distribution or general administration.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to property now owned or hereafter acquired whereby Pfizer or a Subsidiary of Pfizer transfers such property to another Person and Pfizer or a Subsidiary of Pfizer leases or rents it from such Person (other than (1) leases between Pfizer and a Subsidiary of Pfizer or between Subsidiaries and (2) temporary leases for a term, including renewals at the option of the lessee, of not more than 3 years).

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of Pfizer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which at least a majority of the outstanding shares of Voting Stock is at the time directly or indirectly owned or controlled by such Person or one or more of the Subsidiaries of such Person.

“Value” means, with respect to a Sale and Leaseback Transaction, an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at the weighted average interest rate of all series of debt securities issued pursuant to the indenture and having the benefit of the covenants described above under “— Limitation on Liens” and “— Limitation on Sale and Leaseback Transactions” (including the effective interest rate of any original issue discount debt securities) which are outstanding on the date of such Sale and Leaseback Transaction.

“Voting Stock” means Equity Interests of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such entity shall have or might have voting power by reason of the happening of a contingency).

The indenture contains no other restrictive covenants, including those that would afford holders of the notes protection in the event of a highly-leveraged transaction involving Pfizer or any of its affiliates, or any covenants relating to total indebtedness, interest coverage, stock repurchases, recapitalizations, dividends and distributions to shareholders, current ratios or acquisitions and divestitures.

Further Issues

Pfizer may, without the consent of the holders of notes of any series, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes of any series. Any additional notes having such similar terms, together with the notes of the applicable series, will constitute a single series of debt securities under the indenture. No additional notes of any series may be issued if an event of default has occurred with respect to the notes of that series. Pfizer will not issue any additional notes intended to form a single series with the notes of any series unless such further notes will be fungible with all notes of the same series for U.S. Federal income tax purposes.

Optional Redemption of Fixed Rate Notes; No Sinking Fund

At our option, we may redeem the fixed rate notes of any series, in whole or in part, at any time and from time to time. The redemption price will be equal to the greater of the following amounts:

•	100% of the principal amount of the fixed rate notes being redeemed on the redemption date; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the fixed rate notes being redeemed on that redemption date (not including the amount, if any, of accrued and unpaid interest to, but excluding, the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate (as defined below), as determined by the Reference Treasury Dealer (as defined below), plus 50 basis points in the case of the 2012 notes, 50 basis points in the case of the 2015 notes, 50 basis points in the case of the 2019 notes and 50 basis points in the case of the 2039 notes;

plus, in each case, accrued and unpaid interest on the fixed rate notes being redeemed to, but excluding, the redemption date.

Notwithstanding the foregoing, installments of interest on applicable fixed rate notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the applicable fixed rate notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the fixed rate notes to be redeemed. Once notice of redemption is mailed, the fixed rate notes called for redemption will become due and payable on the redemption date at the applicable redemption price, plus accrued and unpaid interest applicable to such notes to, but excluding, the redemption date.

“Treasury Rate” means, with respect to any redemption date for any series of fixed rate notes, the rate per annum equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means, for any series of fixed rate notes, the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the fixed rate notes of such series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the fixed rate notes of such series.

“Comparable Treasury Price” means, with respect to any redemption date and series of fixed rate notes to be redeemed, (A) the average of the Reference Treasury Dealer Quotations for such redemption date and series, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the trustee obtains only two such Reference Treasury Dealer Quotations, the average of both such Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Quotation.

“Reference Treasury Dealer” means (A) any of Banc of America Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc. (or their respective affiliates that are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date and series of fixed rate notes to be redeemed, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue for such series (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

On and after the redemption date, interest will cease to accrue on the fixed rate notes or any portion of the fixed rate notes called for redemption (unless we default in the payment of the redemption price and accrued and unpaid interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued and unpaid interest on the fixed rate notes to be redeemed on that date. If fewer than all of the fixed rate notes of any series are to be redeemed, the fixed rate notes to be redeemed shall be selected by lot by DTC, in the case of fixed rate notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of fixed rate notes that are not represented by a global security.

We may not redeem the floating rate notes at our option prior to maturity.

The notes are not entitled to the benefit of a sinking fund.

Book-Entry System

The Depository Trust Company (“DTC”), New York, New York, will act as securities depository for the notes. Each series of notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully-registered note certificates will be issued for each series of notes, in the aggregate principal amount of such issue, and will be deposited with DTC.

Beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, Société Anonyme, Luxembourg (“Clearstream Banking”). Investors may elect to hold interests in the notes through any of DTC, Euroclear or Clearstream Banking, if they are participants in these systems, or indirectly through organizations which are participants in these systems. Euroclear and Clearstream Banking hold securities on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries, which in turn hold the securities in customers’ securities accounts in the depositaries’ names on the books of DTC.

DTC has informed us that DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

Euroclear and Clearstream Banking have informed us that: Euroclear and Clearstream Banking each hold securities for their customers and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders. Euroclear and Clearstream Banking provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream Banking also deal with domestic securities markets in several countries through established depository and custodial relationships. Euroclear and Clearstream Banking have established an electronic bridge between their two systems across which their respective participants may settle trades with each other.

Euroclear and Clearstream Banking customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to Euroclear and Clearstream Banking is available to other institutions which clear through or maintain a custodial relationship with an account holder of either system.

DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, which eliminates the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the Securities and Exchange Commission.

Purchases of notes under the DTC system must be made by or through Direct Participants, which receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmations from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in notes except in the event that use of the book-entry system for the notes is discontinued. As a result, the ability of a person having a beneficial interest in the notes to pledge such interest to persons or entities that do not participate in the DTC system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest. In addition, the laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer notes evidenced by the global notes will be limited to such extent.

To facilitate subsequent transfers, all notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and another communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC mails an Omnibus Proxy to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments of principal, interest and premium, if any, on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such Participant and not of DTC, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividends to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility and disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

Investors electing to hold their notes through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings on the settlement date against payment in same-day funds within DTC effected in U.S. dollars.

Investors electing to hold their notes through Euroclear or Clearstream Banking accounts will follow the settlement procedures applicable to conventional eurobonds.

Secondary market sales of book-entry interests in the notes between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations in DTC’s Settlement System. Secondary market sales of book-entry interests in the notes held through Euroclear or Clearstream Banking to purchasers of book-entry interests in the notes through Euroclear or Clearstream Banking will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream Banking and will be settled using the procedures applicable to conventional eurobonds.

DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depository is not obtained, note certificates are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, note certificates will be printed and delivered. See “Description of Debt Securities—Global Securities” in the accompanying prospectus.

We will not have any responsibility or obligation to participants in the DTC system or the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominee or any Direct or Indirect Participant with respect to any ownership interest in the notes, or with respect to payments to or providing of notice for the Direct Participants, the Indirect Participants or the beneficial owners of the notes.

The information in this section concerning DTC, Euroclear, Clearstream Banking and their book-entry systems has been obtained from sources that we believe to be reliable. Neither we, the trustee or the underwriters, dealers or agents are responsible for the accuracy or completeness of this information.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

The following is a summary of certain material United States federal income tax consequences of the ownership, sale or other disposition of the notes by a holder of the notes on original issuance at the price indicated on the cover of this prospectus supplement. This summary is based upon existing United States federal income tax law, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, such as investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers and tax-exempt organizations) or to persons that will hold the notes as a part of a straddle, hedge, conversion, constructive sale or other integrated transaction for United States federal income tax purposes, partnerships or U.S. Holders (as defined below) that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss any foreign, state or local tax considerations. This summary is written for investors that will hold their notes as “capital assets” under the Internal Revenue Code of 1986, as amended (the “Code”). Each prospective investor is urged to consult its tax advisor regarding the United States federal, state, local and foreign income and other tax consequences of the ownership, sale, conversion or other disposition of the notes.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a note that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for United States federal income tax purposes, created in or organized under the law of the United States or any state or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and with respect to which one or more United States persons have the authority to control all substantial decisions of the trust, or (B) that has in effect a valid election under applicable United States Treasury regulations to be treated as a United States person. A beneficial owner of a note that is not a U.S. Holder or a partnership is referred to herein as a “Non-U.S. Holder.” If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of notes, the treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A holder of notes that is a partnership and partners in such a partnership are urged to consult their tax advisors about the United States federal income tax consequences of holding and disposing of notes.

U.S. Holders

Interest Income.  Generally, qualified stated interest on a note will be taxable to a U.S. Holder as ordinary interest income (in accordance with the holder’s regular method of tax accounting) at the time such payments are accrued or received. The stated interest payments on the note are qualified stated interest.

Sale, Exchange, Retirement or Other Disposition of the Notes.  Upon a sale or other taxable disposition of notes, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between the amount realized on the disposition (other than an amount attributable to accrued but unpaid qualified stated interest, which will be taxable as ordinary income to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in such notes. A U.S. Holder’s tax basis in a note generally will be equal to the cost of the note to such holder, decreased by any payments received on the note other than qualified stated interest. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the notes is more than one year at the time of disposition. For non-corporate U.S. Holders, long-term capital gains generally will be subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

The following discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership, or disposition of notes by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. For a discussion of certain U.S. federal income tax considerations for Non-U.S. Holders that are engaged in a U.S. trade or business, please see the discussion set forth under the heading “— Income Effectively Connected with a U.S. Trade or Business” below.

Interest.  All payments of interest and principal on the notes made to a Non-U.S. Holder, and any gain realized on a sale or exchange of the notes, will be exempt from United States federal income and withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, (iii) such Non-U.S. Holder is not a bank receiving certain types of interest, (iv) the beneficial owner of the notes certifies, under penalties of perjury, to us or our paying agent on Internal Revenue Service Form W-8BEN (or appropriate substitute form) that it is not a United States person and provides its name, address and certain other required information or certain other certification requirements are satisfied and (v) such payments and gain are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States or, in the case of gain recognized by a non-U.S. Holder who is a non-resident alien individual, the individual is not present in the United States for 183 or more days in the taxable year of the disposition.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% United States federal withholding tax, unless such Non-U.S. Holder provides us with a properly executed (i) Internal Revenue Service Form W-8BEN (or appropriate substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) Internal Revenue Service Form W-8ECI (or appropriate substitute form) stating that interest paid or accrued on the notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States.

Sale, Exchange, Retirement or Other Disposition of the Notes.  Subject to the discussion below concerning backup withholding and except with respect to accrued but unpaid interest, which will be taxable as described above under “— Interest,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on the receipt of payments of principal on a note, or on any gain recognized upon the sale, exchange, retirement or other disposition of a note, unless in the case of gain (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if a treaty applies (and the holder complies with applicable certification and other requirements to claim treaty benefits), is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States or (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met.

Income Effectively Connected with a United States Trade or Business.  If a Non-U.S. Holder of notes is engaged in a trade or business in the United States, and if interest on the notes, deemed distributions on the notes, or gain realized on the sale, exchange, conversion, or other disposition of the notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder generally will be subject to regular United States federal income tax on such income or gain in the same manner as if the non-U.S. Holder were a U.S. Holder. If the Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments or interest that are effectively connected with a U.S. trade or business (and, if an income tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30% withholding tax provided that the holder claims exemption from withholding. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a properly executed IRS Form W-8ECI. In addition, if such a Non-U.S. Holder is a foreign corporation, such holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Information Reporting and Backup Withholding

U.S. Holders.  Payments of interest on, or the proceeds of the sale or other disposition of, a note are generally subject to information reporting unless the U.S. Holder is an exempt recipient (such as a corporation). Such payments may also be subject to United States federal backup withholding tax at the applicable rate if the recipient of such payment fails to supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against that U.S. Holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders.  A Non-U.S. Holder may be required to comply with certain certification procedures to establish that the holder is not a U.S. person in order to avoid backup withholding tax with respect to our payment of principal and interest on, or the proceeds of the sale or other disposition of, a note. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service. In certain circumstances, the name and address of the beneficial owner and the amount of interest paid on a note, as well as the amount, if any, of tax withheld, may be reported to the Internal Revenue Service. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated March 17, 2009, among us and the underwriters in the table below, for whom Banc of America Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are acting as representatives, we have agreed to sell to each of the underwriters, and each such underwriter has severally, and not jointly, agreed to purchase from us, the aggregate principal amount of the notes set forth opposite its name below:

	Principal Amount	Principal Amount	Principal Amount	Principal Amount	Principal Amount
Underwriter	of Floating Rate Notes	of 2012 Notes	of 2015 Notes	of 2019 Notes	of 2039 Notes

Banc of America Securities LLC	$125,000,000	$350,000,000	$300,000,000	$325,000,000	$250,000,000
Barclays Capital Inc.	125,000,000	350,000,000	300,000,000	325,000,000	250,000,000
Citigroup Global Markets Inc.	125,000,000	350,000,000	300,000,000	325,000,000	250,000,000
Goldman, Sachs & Co.	125,000,000	350,000,000	300,000,000	325,000,000	250,000,000
J.P. Morgan Securities Inc.	125,000,000	350,000,000	300,000,000	325,000,000	250,000,000
Credit Suisse Securities (USA) LLC	87,500,000	245,000,000	210,000,000	227,500,000	175,000,000
Deutsche Bank Securities Inc.	87,500,000	245,000,000	210,000,000	227,500,000	175,000,000
Greenwich Capital Markets, Inc.	87,500,000	245,000,000	210,000,000	227,500,000	175,000,000
HSBC Securities (USA) Inc.	87,500,000	245,000,000	210,000,000	227,500,000	175,000,000
Mitsubishi UFJ Securities (USA), Inc.	87,500,000	245,000,000	210,000,000	227,500,000	175,000,000
UBS Securities LLC	87,500,000	245,000,000	210,000,000	227,500,000	175,000,000
Santander Investment Securities Inc.	37,500,000	105,000,000	90,000,000	97,500,000	75,000,000
Banca IMI S.p.A.	8,000,000	22,400,000	19,200,000	20,800,000	16,000,000
Daiwa Securities America Inc.	8,000,000	22,400,000	19,200,000	20,800,000	16,000,000
Mediobanca — Banca di Credito Finanziario S.p.A.	8,000,000	22,400,000	19,200,000	20,800,000	16,000,000
Mizuho Securities USA Inc.	8,000,000	22,400,000	19,200,000	20,800,000	16,000,000
RBC Capital Markets Corporation	8,000,000	22,400,000	19,200,000	20,800,000	16,000,000
Scotia Capital (USA) Inc.	8,000,000	22,400,000	19,200,000	20,800,000	16,000,000
SG Americas Securities, LLC	8,000,000	22,400,000	19,200,000	20,800,000	16,000,000
Loop Capital Markets, LLC	2,175,000	6,090,000	5,220,000	5,655,000	4,350,000
Ramirez & Company, Inc.	2,162,500	6,055,000	5,190,000	5,622,500	4,325,000
The Williams Capital Group, L.P.	2,162,500	6,055,000	5,190,000	5,622,500	4,325,000

Total	$1,250,000,000	$3,500,000,000	$3,000,000,000	$3,250,000,000	$2,500,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

The underwriters propose to offer the notes of each series directly to the public at the applicable public offering price set forth on the cover page of this prospectus supplement and may offer the notes to certain dealers at that public offering price less a concession not in excess of:

•	0.150% of the principal amount in the case of the floating rate notes;

•	0.200% of the principal amount in the case of the 2012 notes;

•	0.200% of the principal amount in the case of the 2015 notes;

•	0.300% of the principal amount in the case of the 2019 notes; and

•	0.500% of the principal amount in the case of the 2039 notes.

The underwriters may allow, and such dealers may reallow, a concession to certain other dealers not in excess of:

•	0.100% of the principal amount in the case of the floating rate notes;

•	0.125% of the principal amount in the case of the 2012 notes;

•	0.125% of the principal amount in the case of the 2015 notes;

•	0.250% of the principal amount in the case of the 2019 notes; and

•	0.250% of the principal amount in the case of the 2039 notes.

After the initial offering of the notes to the public, the representatives of the underwriters may change the public offering prices and concessions.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933 (the “Securities Act”), as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market prices of the notes in accordance with Regulation M under the Securities Act. Such transactions consist of bids or purchases to peg, fix or maintain the prices of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. Neither we nor any underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes. In addition, neither we nor any underwriter makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in the Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive;

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that it and each of its affiliates has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of such Act does not apply to the underwriter and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Each underwriter has represented and agreed that the notes have not and will not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “SEL”) and the underwriters and each of its affiliates has represented and agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the notes in or to residents of Japan or to any persons for reoffering or resale, directly or indirectly, in Japan or to any resident of Japan, except pursuant to an exemption from the registration requirements of the SEL available thereunder and otherwise in compliance with the SEL and the other relevant laws, regulations and guidelines of Japan.

In relation to the Republic of Italy, each underwriter has represented and agreed that it has not offered, sold or delivered, will not offer, sell or deliver, has not distributed and will not distribute and has not made and will not make available in Italy any notes, the prospectus nor any other offering material relating to the notes other than:

(a) to professional investors (operatori qualificati), as defined in Article 31, second paragraph, of Commissione Nazionale per la Società e la Borsa (CONSOB) Regulation No. 11522 of July 1, 1998, as amended; or

(b) in circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998 (the “Financial Services Act”) and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended.

Any offer, sale or delivery of the notes or distribution of copies of the prospectus supplement or any other document relating to the notes in Italy under (a) or (b) above must be:

(i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Financial Services Act and the Legislative Decree No. 385 of September 1, 1993, as amended (the “Banking Act”);

(ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy; and

(iii) in accordance with any other applicable laws and regulations.

Certain of the underwriters and their affiliates have provided, and in the future may provide, certain investment and commercial banking and financial advisory services from time to time for us and our affiliates in the ordinary course of business for which they have received, and in the future would receive, customary fees. The underwriters and their affiliates may in the future engage in investment banking or other transactions of a financial nature with us or our affiliates, for which they would receive customary fees or other payments.

There are no public trading markets for the notes, and we do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes of each series after the consummation of the offering, although they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. Prior to the offering, there have been no active trading markets for the notes. No assurance can be given as to the existence or the liquidity of any trading markets for the notes or that active public trading markets for the notes will develop. If active trading markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected. If the notes of any series are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and certain other factors.

Certain of the underwriters are not U.S. registered broker-dealers and, therefore, to the extent that they intend to effect any sales of the notes in the United States, they will do so through one or more U.S. registered broker-dealers as permitted by Financial Industry Regulatory Authority regulations.

We expect to deliver the notes against payment for the notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the pricing of the notes. Since trades in the secondary market generally settle in three business days, purchasers who wish to trade notes on the date of pricing or in the next succeeding business day will be required, by virtue of the fact that the notes will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

We estimate that our expenses in connection with this offering, excluding underwriting discounts and commissions, will be approximately $1,500,000.

LEGAL MATTERS

Amy W. Schulman, our Senior Vice President, General Counsel and Corporate Secretary, will pass upon the validity of the notes. Cravath, Swaine & Moore LLP, New York, New York will pass upon various legal matters for the underwriters relating to the offering.

EXPERTS

The audited historical financial statements of Wyeth included in Exhibit 99.1 of Pfizer’s Current Report on Form 8-K dated March 13, 2009 have been incorporated by reference herein in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS DOCUMENT AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

We incorporate information into this prospectus supplement and the accompanying prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus supplement. This prospectus supplement and the accompanying prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition.

•	Pfizer’s Annual Report on Form 10-K for the year ended December 31, 2008;

• Pfizer’s Definitive Proxy Statement on Schedule 14A filed on March 13, 2009; and

•	Pfizer’s Current Reports on Form 8-K filed January 14, 2009, January 26, 2009 (two such reports were filed on that date), January 29, 2009, February 20, 2009, March 12, 2009 and March 13, 2009.

We also incorporate by reference into this prospectus supplement and the accompanying prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this prospectus to the end of the offering of the securities. These documents may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. We are not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we may file with the SEC, unless otherwise specified in such Current Report.

You may obtain copies of any of these filings through Pfizer as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus supplement and the accompanying prospectus, by requesting them in writing, by telephone or via the Internet at:

Corporate Secretary
Pfizer Inc.
235 East 42nd Street
New York, NY 10017
(212) 573-2323
www.pfizer.com

THE INFORMATION CONTAINED IN OUR WEBSITE IS NOT INCORPORATED BY REFERENCE AND DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS SUPPLEMENT.

PROSPECTUS

PFIZER INC.

DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
WARRANTS
DEPOSITARY SHARES
PURCHASE CONTRACTS
UNITS

We may from time to time offer to sell debt securities, common stock, preferred stock, warrants, depositary shares, purchase contracts, guarantees or units. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplements carefully before you invest.

Our Common Stock is listed on the New York Stock Exchange under the symbol “PFE”.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is March 30, 2007

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. We may sell any combination of the securities described in this prospectus from time to time.

The types of securities that we may offer and sell from time to time pursuant to this prospectus are:

•	debt securities;

•	common stock;

•	preferred stock;

•	warrants;

•	depositary shares;

•	purchase contracts;

•	guarantees; and

•	units consisting of any of the securities listed above.

Each time we sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which will be delivered with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement we will include the following information, if applicable:

•	the type and amount of securities that we propose to sell;

•	the initial public offering price of the securities;

•	the names of any underwriters or agents through or to which we will sell the securities;

•	any compensation of those underwriters or agents; and

•	information about any securities exchanges or automated quotations systems on which the securities will be listed or traded.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

ii

THE COMPANY

We are a research-based global pharmaceutical company. We discover, develop, manufacture and market leading prescription medicines for humans and animals.

We operate in one business segment, pharmaceuticals, which includes:

•	Prescription pharmaceuticals for treating cardiovascular diseases, infectious diseases, central nervous system disorders, diabetes, urogenital conditions, allergies, arthritis and other disorders;

•	Products for food animals and companion animals; and

•	The manufacture of empty gelatin capsules.

All references to us in this prospectus include Pfizer Inc. and its subsidiaries, unless the context clearly indicates otherwise.

Our principal executive offices are located at 235 East 42nd Street, New York, NY 10017 and our telephone number is (212) 573-2323.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the fiscal years ended December 31, 2002 through 2006 is set forth below. For the purpose of computing these ratios, “earnings” consists of income from continuing operations before provision for taxes on income, minority interests and cumulative effect of a change in accounting principle less minority interests adjusted for fixed charges, excluding capitalized interest. “Fixed charges” consists of interest expense (which includes amortization of debt discount and expenses) capitalized interest and one-third of rental expense which we believe to be a conservative estimate of an interest factor in our leases. It is not practicable to calculate the interest factor in a material portion of our leases. The ratio was calculated by dividing the sum of the fixed charges into the sum of the earnings from continuing operations before taxes and fixed charges.

	Year Ended December 31
	2006	2005	2004	2003	2002

Ratio of earnings to fixed charges	20.4	17.9	26.9	7.0	33.5

USE OF PROCEEDS

Unless the applicable prospectus supplement indicates otherwise, we intend to use net proceeds from the sale of the debt securities for general corporate purposes, including the refinancing of existing debt. We may temporarily invest funds that are not immediately needed for these purposes in short-term marketable securities.

DESCRIPTION OF DEBT SECURITIES

The debt securities covered by this prospectus will be our direct unsecured obligations. The debt securities will be issued in one or more series under an indenture dated as of January 30, 2001, between us and The Bank of New York Trust Company, N.A., as successor to JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as trustee.

This prospectus briefly outlines some of the indenture provisions. The indenture has been filed as an exhibit to the registration statement and you should read the indenture carefully for provisions that may be important to you.

We may issue the debt securities as original issue discount securities, which will be offered and sold at a substantial discount below their stated principal amount. A prospectus supplement relating to original issue discount securities will describe Federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in a prospectus supplement relating to any of these types of debt securities. A prospectus supplement relating to indexed debt securities or foreign currency debt securities will also describe any additional tax consequences or other special considerations applicable to these types of debt securities.

In addition, the material specific financial, legal and other terms particular to debt securities of each series will be described in the prospectus supplement relating to the debt securities of that series.

General

The debt securities will rank equally with all of our other unsecured and unsubordinated debt. The indenture does not limit the amount of debt we may issue under the indenture or otherwise. We may issue the debt securities in one or more series with the same or various maturities, at par or a premium or with original issue discount. We may reopen a previous issue of debt securities and issue additional debt securities of the series.

The prospectus supplement relating to any debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and type of the debt securities;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the date or dates on which the principal of the debt securities will be payable;

•	whether the debt securities will be denominated in, and whether the principal of and any premium and any interest on the debt securities will be payable in, U.S. dollars or any foreign currency or foreign currency units;

•	the interest rate or rates, if any, which the debt securities will bear, the date or dates from which any interest will accrue, the interest payment dates for the debt securities and the regular record date for any interest payable on any interest payment date;

•	any index or other special method we will use to determine the amount of principal or any premium or interest we will pay on the debt securities of the series;

•	any optional or mandatory redemption periods;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	whether the debt securities are to be issued in individual certificates to each holder or in the form of global securities held by a depositary on behalf of holders;

•	any addition to, or modification or deletion of, any event of default or any covenant specified in the indenture;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;

•	any terms upon which the debt securities may be convertible into or exchanged for other debt securities or indebtedness or other securities of any other issuer or obligor; and

•	any other specific terms of the debt securities.

The prospectus supplement relating to the debt securities of the series will be attached to the front of this prospectus.

We may issue debt securities other than the debt securities described in this prospectus. There is no requirement that any other debt securities that we issue be issued under the indenture. Thus, any other debt securities that we issue may be issued under other indentures or documentation, containing provisions different from those included in the indenture or applicable to one or more issues of the debt securities described in this prospectus.

Consolidation, Merger or Sale

We have agreed not to consolidate with or merge into any other corporation or convey or transfer or lease substantially all of our properties and assets to any person, unless:

(a) the successor corporation expressly assumes by a supplemental indenture the due and punctual payment of the principal of and any premium or any interest on all the debt securities and the performance of every covenant in the indenture that we would otherwise have to perform as if it were an original party to the indenture; and

(b) we deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with these provisions.

The successor corporation will assume all our obligations under the indenture as if it were an original party to the indenture. After assuming such obligations, the successor corporation will have all our rights and powers under the indenture.

Modification of Indenture

Under the indenture our rights and obligations and the rights of the holders may be modified if the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to it. No modification of the maturity date or principal or interest payment terms, no modification of the currency for payment, no impairment of the right to sue for the enforcement of payment at the maturity of the debt security, no modification of any conversion rights and no modification reducing the percentage required for modifications or modifying the foregoing requirements or redoing the percentage required to waive certain specified covenants, is effective against any holder without its consent.

Events of Default

When we use the term “Event of Default” in the indenture, here are some examples of what we mean.

An Event of Default occurs if:

•	we fail to make the principal or any premium payment on any debt security when due;

•	we fail to make any sinking fund payment for 60 days after payment was due;

•	we fail to pay interest on any debt security for 60 days after payment was due;

•	we fail to perform any other covenant in the indenture and this failure continues for 90 days after we receive written notice of it; or

•	we or a court take certain actions relating to the bankruptcy, insolvency or reorganization of our company.

The supplemental indenture or the form of security for a particular series of debt securities may include additional Events of Default or changes to the Events of Default described above. The Events of Default applicable to a particular series of debt securities will be discussed in the prospectus supplement relating to such series. A default under our other indebtedness will not be a default under the indenture for the debt securities covered by this prospectus, and a default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of debt securities of any default

(except for defaults that involve our failure to pay principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

If an Event of Default with respect to outstanding debt securities of any series occurs and is continuing, then the trustee or the holders of at least 33% in principal amount of outstanding debt securities of that series may declare, in a written notice, the principal amount (or specified amount) plus accrued and unpaid interest on all debt securities of that series to be immediately due and payable. At any time after a declaration of acceleration with respect to debt securities of any series has been made, the holders of a majority in principal amount of the outstanding debt securities may rescind and annul the acceleration if:

•	the holders act before the trustee has obtained a judgment or decree for payment of the money due;

•	we have paid or deposited with the trustee a sum sufficient to pay overdue interest and overdue principal other than the accelerated interest and principal; and

•	we have cured or the holders have waived all Events of Default, other than the non-payment of accelerated principal and interest with respect to debt securities of that series, as provided in the indenture.

We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of the discount securities upon the occurrence of an Event of Default.

If a default in the performance or breach of the indenture shall have occurred and be continuing, the holders of not less than a majority in principal amount of the outstanding securities of all series, by notice to the trustee, may waive any past Event of Default or its consequences under the indenture. However, an Event of Default cannot be waived with respect to any series of securities in the following two circumstances:

•	a failure to pay the principal of, and premium, if any, or interest on any security or in the payment of any sinking fund installment; or

•	a covenant or provision that cannot be modified or amended without the consent of each holder of outstanding securities of that series.

Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount outstanding of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

We are required to deliver to the trustee an annual statement as to our fulfillment of all of our obligations under the indenture.

Payment and Transfer

We will pay principal, interest and any premium on fully registered securities at the place or places designated by us for such purposes. We will make payment to the persons in whose names the debt securities are registered on the close of business on the day or days specified by us. Any other payments will be made as set forth in the applicable prospectus supplement. Holders may transfer or exchange fully registered securities at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Global Securities

We may issue the securities in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. We may issue the global securities in either registered or bearer form in either temporary or permanent form. We will describe the specific terms of the depositary arrangement with respect to a series of securities in the applicable prospectus supplement.

You may transfer or exchange certificated securities at any office we maintain for this purpose in accordance with the terms of the indenture. We will not charge a service fee for any transfer or exchange of certificated securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge we are required to pay in connection with a transfer or exchange.

You may effect the transfer of certificated securities and the right to receive the principal, premium and interest on certificated securities only by surrendering the certificate representing those certificated securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

We are not required to:

•	register, transfer or exchange securities of any series during a period beginning at the opening of business 15 days before the day we transmit a notice of redemption of securities of the series selected for redemption and ending at the close of business on the day of the transmission, or

•	to register, transfer or exchange any security so selected for redemption in whole or in part, except the unredeemed portion of any security being redeemed in part.

The applicable prospectus supplement will describe the specific terms of the depositary arrangement with respect to the applicable securities of that series. We anticipate that the following provisions will apply to all depositary arrangements.

Once a global security is issued, the depositary will credit on its book-entry system the respective principal amounts of the individual securities represented by that global security to the accounts of institutions that have accounts with the depositary. These institutions are known as participants. The underwriters for the securities will designate the accounts to be credited. However, if we have offered or sold the securities either directly or through agents, we or the agents will designate the appropriate accounts to be credited.

Ownership of beneficial interest in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interest in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary’s participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of securities. Such limits and such laws may limit the market for beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner or holder of the securities represented by the global security for all purposes under the indenture. Except as provided in the applicable prospectus supplement, owners of beneficial interests in a global security:

•	will not be entitled to have securities represented by global securities registered in their names;

•	will not receive or be entitled to receive physical delivery of securities in definitive form; and

•	will not be considered owners or holders of these securities under the indenture.

Payments of principal, any premium and interest on the individual securities registered in the name of the depositary or its nominee will be made to the depositary or its nominee as the holder of that global security. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a global security, or for maintaining, supervising or reviewing any records relating to beneficial ownership interests and each of us and the trustee may act or refrain from acting without liability on any information provided by the depositary.

We expect that the depositary, after receiving any payment of principal, any premium or interest in respect of a global security, will immediately credit the accounts of the participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

Debt securities represented by a global security will be exchangeable for debt securities in definitive form of like tenor in authorized denominations only if the depositary notifies us that it is unwilling or unable to continue as the depositary and a successor depositary is not appointed by us within 90 days or we, in our discretion, determine not to require all of the debt securities of a series to be represented by a global security and notify the trustee of our decision.

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a particular series, then at our option:

•	we will be discharged from our obligations with respect to the debt securities of such series; or

•	we will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain Events of Default will no longer apply to us.

If this happens, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. Such holders may look only to such deposited funds or obligations for payment.

To exercise our defeasance option, we must deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for Federal income tax purposes.

Concerning the Trustee

The trustee, JPMorgan Chase Bank, has provided banking and investment services to us in the past and may do so in the future as a part of its regular business.

DESCRIPTION OF CAPITAL STOCK

General

Common Stock

Under Pfizer’s restated certificate of incorporation (the “certificate of incorporation”), Pfizer is authorized to issue up to 12 billion shares of common stock. The common stock is not redeemable, does not have any conversion rights and is not subject to call. Holders of shares of common stock have no preemptive rights to maintain their percentage of ownership in future offerings or sales of stock of Pfizer. Holders of shares of common stock have one vote per share in all elections of directors and on all other matters submitted to vote of stockholders of Pfizer. The holders of common stock are entitled to receive dividends, if any, as and when declared from time to time by the board of directors of Pfizer out of funds legally available therefore. Upon liquidation, dissolution or winding up of the affairs of Pfizer, the holders of common stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in the net assets of Pfizer available for distribution to holders of common stock. The shares of common stock currently outstanding are fully paid and nonassessable. As of February 20, 2007, there were approximately 7,086,916,026 shares of common stock issued and outstanding.

Preferred Stock

Under the certificate of incorporation, Pfizer is authorized to issue up to 27 million shares of preferred stock. The preferred stock my be issued in one or more series, and the board of directors of Pfizer is expressly authorized (i) to fix the descriptions, powers, preferences, rights, qualifications, limitations, and restrictions with respect to any series of preferred stock and (ii) to specify the number of shares of any series of preferred stock. As of February 20, 2007, there were 7,500 shares of preferred stock issued and outstanding.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants, depositary shares, purchase contracts, guarantees or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

We may sell the offered securities

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a number of direct sales or auctions performed by utilizing the Internet or a bidding or ordering system.

We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

Sale Through Underwriters

If we use underwriters in the sale, such underwriters will acquire the debt securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

Sale Through Agents

We may sell offered debt securities through agents designated by us. Unless indicated in the prospectus supplement, the agents have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.

Direct Sales

We may also sell offered debt securities directly. In this case, no underwriters or agents would be involved.

Sale Through the Internet

We may from time to time offer debt securities directly to the public, with or without the involvement of agents, underwriters or dealers, and may utilize the Internet or another electronic bidding or ordering system for the pricing and allocation of such debt securities. Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms at which such securities are sold.

Such a bidding or ordering system may present to each bidder, on a real-time basis, relevant information to assist you in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Typically the clearing spread will be indicated as a number of basis points above an index treasury note. Other pricing methods may also be used. Upon completion of such an auction process securities will be allocated based on prices bid, terms of bid or other factors.

The final offering price at which debt securities would be sold and the allocation of debt securities among bidders, would be based in whole or in part on the results of the Internet bidding process or auction. Many variations of Internet auction or pricing and allocation systems are likely to be developed in the future, and we may utilize such systems in connection with the sale of debt securities. The specific rules of such an auction would be distributed to potential bidders in an applicable prospectus supplement.

If an offering is made using such bidding or ordering system you should review the auction rules, as described in the prospectus supplement, for a more detailed description of such offering procedures.

General Information

Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

VALIDITY OF SECURITIES

Margaret M. Foran, our Senior Vice President-Corporate Governance, Associate General Counsel and Corporate Secretary, will pass upon the validity of the securities for us.

EXPERTS

The consolidated balance sheets of Pfizer Inc. and Subsidiary Companies as of December 31, 2006 and 2005 and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, also incorporated by reference in this prospectus, and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERNCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS DOCUMENT AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition.

•	Pfizer’s Annual report on Form 10-K (including the portions of our proxy statement for our 2006 annual meeting of stockholders incorporated by reference therein) for the year ended December 31, 2006;

•	Pfizer’s Current reports on Form 8-K filed January 22, 2007 and February 27, 2007.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the securities. These documents may include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. We are not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that we may file with the SEC, unless otherwise specified in such current report.

You may obtain copies of any of these filings through Pfizer as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing, by telephone or via the Internet at:

Corporate Secretary
Pfizer Inc.
235 East 42nd Street
New York, NY 10017
(212) 573-2323
www.pfizer.com

THE INFORMATION CONTAINED IN OUR WEBSITE DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.